Exhibit 10.5

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT (this “Agreement”), is entered into this ___ day of _____, 20__ (“Effective Date”) by and among United Community Financial Corp., a bank holding company incorporated under Ohio law (“UCFC”), Home Savings Bank, an Ohio charted bank (“Home Savings”) (collectively with UCFC, the “Company”) and _________, an individual (hereinafter referred to as the “Executive”).

WITNESSETH:

WHEREAS, the Executive and the Company desire to enter into this Agreement to provide Executive with the opportunity to receive severance protections in connection with termination of employment or a Change in Control (defined below) of the Company. The purpose of the Agreement is to retain talent and to assure the present and future continuity, objectivity and dedication of management in the event of any Change in Control in order to maximize the value of the Company on a Change in Control.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the Company and the Executive, each party intending to be legally bound, hereby agree as follows:

1.Term.

(a)Term. Upon the terms and subject to the conditions of this Agreement, the Agreement shall be effective on the Effective Date and shall end one year from the date thereof (the “Term”), except as otherwise provided in Section 1(b).  The Term may be terminated as set forth in this Section 2 of this Agreement.

(b)Renewal.  The Term of this Agreement shall be extended automatically for an additional period of 12 months, unless either the Company or the Executive provides the other party with written notice that the Term shall not be so extended within at least 90 days prior to the end of the Term.

2.Termination of Employment and this Agreement.  For purposes of this Agreement, any reference to the Executive’s “termination of employment” (or any form thereof) shall mean the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation §1.409A-1(h).

(a)Death of Executive.  The Term will terminate upon the Executive’s termination of employment due to his death, and the Executive’s beneficiary (as designated by the Executive in writing with the Company prior to the Executive’s death) will be entitled to the following payments and benefits:

(i)

Any Base Salary that is accrued but unpaid and any business expenses that are unreimbursed – all, as of the date of termination of employment, paid within 30 days after the date of the Executive’s death;

(ii)

Any rights and benefits (if any) provided under any employee benefit plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs (the payments described in Sections 2(a)(i) and (ii) are hereinafter collectively referred to as the “Accrued Obligations”); and

(iii)	An amount equal to 3 months of Executive’s Base Salary, paid within 60 days of death.

In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive the Executive, payments and benefits described in this Section 2(a) will be paid to the Executive’s estate.

(b)Disability.  For purposes of this Agreement, “Permanent Disability” means a physical or mental impairment that renders the Executive incapable of performing the essential functions of the Executive’s job, on a full-time basis, even taking into account reasonable accommodation required by law, as determined by a physician who is selected by the agreement of the Executive and the Company, for a period of greater than 150 days.

(i)

During any period that the Executive fails to perform the Executive’s duties hereunder as a result of a Permanent Disability (“Disability Period”), the Executive will continue to receive the Executive’s Base Salary at the rate then in effect for such period until the Executive’s employment is terminated; provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of Base Salary.

(ii)

The Company shall pay the Executive a lump sum payment equal to [18] months of COBRA premiums for the coverage Executive had in place, if any, at the date of termination of employment, at the rate of premium in effect at the time of such eligibility, paid within 60 days of such eligibility.

(iii)	In the event that the Company elects to terminate the Executive’s employment due to Disability, the Executive will be entitled to payment of the Accrued Obligations as described in Section 2(a);
(iv)

In the event that the Company elects to terminate the Executive’s employment due to Disability, the Executive will be entitled to payment of an amount equal to ___ times the Executive’s Base Salary plus an amount equal to ___ times target annual incentive compensation in effect on the date of the Executive’s termination of employment, provided that for purposes of this Section 2(b)(iv), Base Salary shall not be reduced for any disability benefits as described under Section 2(b)(i) (nor shall Base Salary be deemed to include any disability benefits payable under Sections 2(b)(ii) – (v)). Except as otherwise prohibited by applicable Federal or state law or regulation and as otherwise mutually agreed to by the Executive and the Company, the payment due under this Section 2(b)(iv)

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shall be paid immediately following the date of termination and be made in accordance with the Company’s normal payroll practices.
(v)

In the event that the Company elects to terminate the Executive’s employment due to Disability, the Executive will also be entitled to payment of any accrued but unpaid annual incentive award, which shall be paid pursuant to the terms of the applicable incentive plan.

(c)For Cause Termination.  In the event that the Company terminates the Executive’s employment for “Cause,” the Term of this Agreement shall end as of such termination of employment, and the Executive will only be entitled to payment of the Accrued Obligations in accordance with the schedule described in Section 2(a).  For purposes of this Agreement, “Cause” means:

(i)

the Executive’s continued intentional failure or refusal to perform substantially the Executive’s assigned duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten days following written notice by the Company to the Executive of such failure;

(ii)	the Executive’s engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty in the course of the Executive’s employment with the Company;
(iii)

the Executive’s conviction of, or plea of guilty or nolo contendere to a felony or a crime other than a felony, which felony or crime involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of their Affiliates; or

(iv)

the Executive’s disclosure of trade secrets or material, non-public confidential information of the Company or any of its Affiliates in violation of the Company’s or its Affiliates’ policies that applies to the Executive or any agreement with the Company or any of its Affiliates in respect of confidentiality, nondisclosure or otherwise.

(d)Termination Without Cause.  If the Executive’s employment is terminated by the Company for any reason other than the reasons set forth in subsections (a), (b), (c), (e) or (f) of this Section 2, the Executive will be entitled to the following payments and benefits:

(i)	Payment of the Accrued Obligations as described in Section 2(a);
(ii)

Payment of an amount equal to ___ times the Executive’s Base Salary plus an amount equal to ___ times target annual incentive compensation in effect on the date of the Executive’s termination of employment, provided that for purposes of this Section 2(d)(ii), Base Salary shall not be reduced for any disability benefits as described under Section 2(b)(i) (nor shall Base Salary be deemed to include any disability benefits payable under Sections 2(b)(ii) – (v)).  Except as otherwise prohibited by applicable Federal or state law or regulation and as otherwise mutually agreed to by the Executive and the Company, the payment due under this

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Section 2(d)(ii) shall be paid immediately following the date of termination and be made in accordance with the Company’s normal payroll practices.
(iii)	Payment of any accrued but unpaid annual incentive award, which shall be paid pursuant to the terms of the applicable incentive plan; and
(iv)

A lump sum payment equal to 18 months of COBRA premiums for the coverage Executive had in place, if any, at the date of termination of employment, at the rate of premium in effect at the date of termination of employment, paid within 60 days of termination of employment.

(e)Good Reason Termination.  The Executive may resign and terminate the Term and the Executive’s employment with the Company for “Good Reason” upon not less than 30 days prior written notice to the Company if the Company fails to fully cure the effect of such condition within 30 days following receipt of Executive’s written notice.

(i)	For purposes of this Agreement, the Executive will have “Good Reason” to terminate the Executive’s employment with the Company if any of the following events occur without the Executive’s consent:
(A)	A material diminution in the Executive’s Base Salary;

(B)

A material reduction by the Company of Executive’s duties, responsibilities, authority, or reporting relationship such that Executive no longer serves in as substantive, senior executive role for the Company comparable in stature to Executive’s current role;

(C)	A material diminution in title;

(D)

A material change in the geographic location in which the Executive must perform services under this Agreement.  For purposes of this Agreement, a material change in the geographic location shall mean the relocation of the Executive’s principal place of employment to a new location that is over 50 miles from the former location(s);

(E)	The Company provides 90 days’ notice to the Executive that it will not renew the Agreement or offer the Executive a substantially similar agreement; or

(F)	Any other action or inaction that constitutes a material breach of this Agreement.

Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given the Company written notice of the Executive’s intent to terminate prior to such date.

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The mere occurrence of a Change in Control shall not constitute “Good Reason” for the Executive to voluntarily terminate the Term and the Executive’s employment.

(ii)

In the event that the Executive terminates the Executive’s employment with the Company for Good Reason pursuant to Section 2(e)(i)(A), or (D)-(F), the Term of this Agreement shall end as of such termination from employment, and the Executive will be entitled to:

(A)	Payment of the Accrued Obligations as described in Section 2(a);
(B)

Payment of an amount equal to ___ times the Executive’s Base Salary plus an amount equal to ___ times target annual incentive compensation in effect on the date of the Executive’s termination of employment, provided that for purposes of this Section 2(e)(ii), Base Salary shall not be reduced for any disability benefits as described under Section 2(b)(i) (nor shall Base Salary be deemed to include any disability benefits payable under Sections 2(b)(ii) – (v)).  Except as otherwise prohibited by applicable Federal or state law or regulation and as otherwise mutually agreed to by the Executive and the Company, the payment due under this Section 2(e)(ii) shall be paid immediately following the date of termination and be made in accordance with the Company’s normal payroll practices.

(C)	Payment of any accrued but unpaid annual incentive award, which shall be paid pursuant to the terms of the applicable incentive plan; and
(D)

A lump sum payment equal to 18 months of COBRA premiums for the coverage Executive had in place, if any, at the date of termination of employment, at the rate of premium in effect at the date of termination of employment, paid within 60 days of termination of employment.

(iii)

In the event that the Executive terminates the Executive’s employment with the Company for Good Reason pursuant to Section 2(e)(i)(B) or (C), the Term of this Agreement shall end as of such termination from employment, and the Executive will be entitled to the payments and benefits described above in Sections 2(e)(ii)(A), (C) and (D), and further entitled to:

(A)

Payment of an amount equal to ___ times the Executive’s Base Salary plus an amount equal to ___ times target annual incentive compensation in effect on the date of the Executive’s termination of employment, provided that for purposes of this Section 2(e)(iii), Base Salary shall not be reduced for any disability benefits as described under Section 2(b)(i) (nor shall Base Salary be deemed to include any disability benefits payable under Sections 2(b)(ii) – (v)). Except as otherwise prohibited by applicable Federal or state

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law or regulation and as otherwise mutually agreed to by the Executive and the Company, the payment due under this Section 2(e)(iii) shall be paid immediately following the date of termination and be made in accordance with the Company’s normal payroll practices.

(f)Termination in Connection with Change In Control.  In the event that during the Term, a Change in Control of the Company occurs and, within 9 months prior or 12 months following such Change in Control, this Agreement and the Executive’s employment is terminated by the Company or its successor without Cause as described in Section 2(d) or is terminated for Good Reason by the Executive as described in Section 2(e), then in lieu of any payment that might be provided under such Section 2(d) or 2(e), as applicable, of this Agreement, the Executive will be entitled to the following payments and benefits from the Company or its successors:

(i)	Payment of the Accrued Obligations as described in Section 2(a);

(ii)

Payment of an amount equal to ___ times the Executive’s Base Salary plus an amount equal to ___ times target annual incentive compensation in effect on the date of the Executive’s termination of employment, provided that for purposes of this Section 2(f)(ii), Base Salary shall not be reduced for any disability benefits as described under Section 2(b)(i) (nor shall Base Salary be deemed to include any disability benefits payable under Sections 2(b)(ii) – (v)).  Except as otherwise prohibited by applicable Federal or state law or regulation and as otherwise reasonably requested by the Executive, the payment due under this Section 2(f)(ii) shall be paid immediately following the date of termination and be made in accordance with the Company’s normal payroll practices.

(iii)	Payment of any accrued but unpaid annual incentive award, which shall be paid pursuant to the terms of the applicable incentive plan; and
(iv)

A lump sum payment equal to 18 months of COBRA premiums for the coverage Executive had in place, if any, at the date of termination of employment, at the rate of premium in effect at the date of termination of employment, paid within 60 days of termination of employment.

(g)Definition of Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i)	The date any one person, or more than one person acting as a group acquires ownership of shares of UCFC possessing 25% or more of the total voting power of the shares of UCFC;
(ii)	The date that any one person, or more than one person acting as a group, acquires the ability to control the election of a majority of the directors of UCFC or Home Savings;
(iii)	The date a majority of the members of the Board of UCFC or Home Savings is replaced during any 12-month period by directors whose

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appointment or election is not endorsed by a majority of the members of such Board before the date of the appointment or election; or
(iv)	The acquisition by any person, or more than one person acting as a group, of “control” of UCFC or Home Savings within the meaning of 12 C.F.R. Section 303.81(c).

For purposes of this subsection (g), the term “person” refers to an individual or corporation, partnership, trust, association, limited liability company or other organization, but does not include the Executive and any person or persons with whom the Executive is “acting in concert” within the meaning of 12 C.F.R. Section 303.81(b).

(h)Treatment of Taxes.  If payments provided under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Company, constitute “parachute payments” within the meaning of Code Section 280G, the Company or its successor will reduce the Executive’s payments and benefits under this Agreement and/or the other plans and programs maintained by the Company so that the Executive’s total payments and benefits under this Agreement and all other plans and programs will be $1.00 less than the amount that would be considered a “parachute payment.”  Any reduction pursuant to this Section 2(h) shall be applied consistent with the requirements of Code Section 409A.  In addition, in the event of any subsequent inquiries regarding the treatment of tax payments under this Section 2(h), the parties will agree to the procedures to be followed in order to deal with such inquiries.

(i)Release.  As a condition to receiving any payments, other than payment of the Accrued Obligations and accrued but unpaid bonus (if any), pursuant to this Agreement, the Executive agrees to release the Company and all of its Affiliates, employees and directors from any and all claims that the Executive may have against the Company and all of its Affiliates, employees and directors up to and including the date the Executive signs a Waiver and Release of Claims (“Release”) in the form provided by the Company, which form shall provide for such waivers and/or revocation periods as are required by, or advisable under, applicable Federal law and/or regulation, and which Release shall be substantially similar to the Form of General Release set forth in Appendix A to this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges that the Executive is not entitled to receive, and will not receive, any payments pursuant to this Agreement unless and until the Executive provides the Company with said Release prior to the first date that payment is to be made or is to commence; and if the release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

(j)Coordination of Benefits.  If the Executive’s employment is terminated for any reason described in Sections 2(b), 2(d) or 2(e) and, after such termination, Executive becomes entitled to payments under Section 2(f), the Executive shall receive the payments described in Section 2(f), at the time and in the form described in Section 2(f), less the amount of any payments previously paid that are described in Sections 2(b)(ii)-(v), 2(d) or 2(e).

(k)Attorney’s Fees. It is the intent of the Company that the Executive obtain the benefits of this Agreement without reduction due to the need to expend funds to pay legal fees or expenses to enforce this Agreement. Therefore, in the event the Executive determines it is necessary to expend such funds to obtain any payments due hereunder in a timely manner, the Company shall promptly advance all reasonable legal fees and expenses incurred by Executive to

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obtain such payments. The Executive shall repay such funds to such Company if and only if Executive brings a legal action to enforce this Agreement and a final non-appealable order is entered in such action that all of Executive's claims are frivolous.

3.Withholding.  All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to Federal, State and local tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

4.Special Regulatory Events.  Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement are subject to and conditioned on compliance with the provisions of 12 U.S.C. §1828(k) and Part 359 of the Federal Deposit Insurance Corporation (FDIC) regulations (12 C.F.R. Part 359), which contain certain prohibitions and limitations on the making of “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to the Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute or regulation, UCFC or Home Savings, as the case may be, will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment to the Executive of the maximum amount that is permitted (up to the full amount due under the terms of this Agreement).

5.Consolidation, Merger or Sale of Assets.  Nothing in this Agreement shall preclude the Company from consolidating with, merging into, or transferring all, or substantially all, of their assets to another corporation that assumes all their obligations and undertakings hereunder.  Upon such a consolidation, merger or transfer of assets, the term “Company” as used herein, shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

6.Non-Solicitation Covenant.  The Executive agrees that, during the Term, including any extension thereof, and for a period of one year following the Executive’s termination of employment, the Executive shall not, without the express written consent of the Company:

(a)Call upon or solicit, either for the Executive or for any other person or firm that engages in competition with any business operation actively conducted by the Company or any Affiliate during the Term, any customer with whom the Company or any Affiliate directly conducts business during the Term; or interfere with any relationship, contractual or otherwise, between the Company or any Affiliate and any customer with whom the Company or any Affiliate directly conducts business during the Term; or

(b)Induce or solicit any person who is at the date of termination or was during the 12 months preceding termination an employee, officer or agent of the Company or any Affiliate to terminate said relationship, except as pursuant to Executive’s duties for the Company.

In the event of a breach by the Executive of any covenant set forth in this Section 6, the term of such covenant will be extended by the period of the duration of such breach and such covenant as so extended will survive any termination of this Agreement.

The restrictions on solicitation provided herein shall be in addition to any restrictions on solicitation contained in any other agreement between the Company and the Executive and may be enforced by the Company and/or any successor thereto, by an action to recover payments

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made under this Agreement, an action for injunction, and/or an action for damages.  The provisions of this Section 6 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement.  Notwithstanding any other remedy available to the Company at law or at equity, the parties hereto agree that the Company or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Section 6.

If the scope of any restriction contained in this Section 6 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

7.Confidential Information.  The Executive will hold in a fiduciary capacity, for the benefit of the Company, all secret or confidential information, knowledge, and data relating to the Company and their Affiliates (“Confidential Information”), that shall have been obtained by the Executive in connection the Executive’s employment with the Company and that is not public knowledge (other than by acts by the Executive or the Executive’s representatives in violation of this Agreement).  During the Term and after termination of the Executive’s employment with the Company, the Executive will not, without the prior written consent of the Company, communicate or divulge any material non-public Confidential Information to anyone other than the Company or those designated by them, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which the Executive’s failure to provide such information, knowledge, or data would subject the Executive to criminal or civil sanctions and then only if the Executive provides notice to the Company prior to disclosure.

The restrictions imposed on the release of information described in this Section 7 may be enforced by the Company and/or any successor thereto, by an action for injunction or an action for damages.  The provisions of this Section 7 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement.  Notwithstanding any other remedy available to the Company at law or at equity, the parties hereto agree that the Company or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Section 7.

If the scope of any restriction contained in this Section 7 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

8.Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 8 shall preclude the Executive from designating a beneficiary to receive any benefits payable hereunder upon his death or the executors, administrators or legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

9.No Attachment.  Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar

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process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

10.Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and their successors and assigns.

11.Amendment of Agreement.  This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

12.Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

13.Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.  If this Agreement is held invalid or cannot be enforced, then any prior Agreement between the Company (or any predecessor thereof) and the Executive shall be deemed reinstated to the full extent permitted by law, as this Agreement had not been executed.

14.Headings.  The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15.Effect of Prior Agreements.  This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and the Executive.

16.Governing Law.  This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Ohio, except to the extent that federal law is governing.

17.WAIVER OF JURY TRIAL.  THE COMPANY AND EXECUTIVE, EACH AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, OR RELATED TO, THIS AGREEMENT.  NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

18.Notices.  Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

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If to the Company:

Chief Executive Officer

The Home Savings and Loan Company of Youngstown, Ohio

275 West Federal Street

Youngstown, Ohio 44503-1203

With a copy to:

General Counsel

The Home Savings and Loan Company of Youngstown, Ohio

275 West Federal Street

Youngstown, Ohio 44503-1203

If to the Executive:

________________

________________

________________

A notice delivered personally shall be deemed delivered and effective as of the date of delivery.  A notice sent by overnight courier or express mail shall be deemed delivered and effective one (1) business day after it is deposited with the postal authority or commercial carrier.  A notice sent by certified or registered mail shall be deemed delivered and effective two (2) business days after it is deposited with the postal authority.

19.Code Section 409A Requirements.

(a)Treatment of Reimbursements and/or In-Kind Benefits.  Notwithstanding anything in this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement (including any reimbursement for or provision or in-kind medical benefits beyond the period of time described in Treasury Regulation §1.409A-1(b)(9)) shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that: (1) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive, (3) the reimbursement of an eligible expense will be made no later than the last day of the Executive’s taxable year following the year in which the expense is incurred, and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)Six-Month Distribution Delay for Specified Employees.  Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Code Section 409A) of the Company, or their Affiliates, as determined pursuant to the Company’s policies for identifying specified employees, on the date of the Executive’s termination of employment and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Code

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Section 409A(a)(2)(B)(i), then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first day of the seventh month following the date of the Executive’s termination of employment (or, if earlier, the date of the Executive’s death).  The first payment that can be made to the Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Code Section 409A(a)(2)(B)(i).

(c)Compliance with Code Section 409A.  The parties intend that this Agreement comply with, or be exempt from, the requirements of Code Section 409A, as applicable, and, to the maximum extent permitted by law, shall administer, operate and construe this Agreement accordingly.  For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules of Code Section 409A and the exclusion from Code Section 409A for certain “short-term deferrals”.  Any amounts payable solely on account of an “involuntary separation from service” within the meaning of Code Section 409A shall be excludible from the requirements of Code Section 409A, either as “separation pay” or as a “short-term deferral” to the maximum possible extent.  Nothing herein shall be construed as the guarantee of any particular tax treatment to the Executive, and none of the Company, their Boards of Directors, or any Affiliates shall have any liability with respect to any failure to comply with the requirements of Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Company have caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, each as of the day and year first above written.

HOME SAVINGS BANK

By:_________________________________

Name:Gary M. Small

Title:	President & Chief Executive Officer

UNITED COMMUNITY FINANCIAL CORP.

By:______________________________

Name: Gary M. Small

Title:President & Chief Executive Officer

____________________________________

Name:

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Appendix A

FORM OF WAIVER AND RELEASE

The parties to this Waiver and Release (this “Agreement”), United Community Financial Corp., a bank holding company incorporated under Ohio law (“UCFC”), Home Savings Bank, an Ohio chartered bank (“Home Savings”) and their respective affiliates, parents, successors, predecessors, and subsidiaries (collectively, the “Company”) and _________, an individual (hereinafter referred to as the “Executive”) agree that:

The Company employed Employee on an at-will basis, meaning that Employee or the Company could terminate the employment relationship at any time and for any reason, not contrary to law.  Employee and the Company now wish to terminate their employment relationship effective _____________, 20__ (the “Separation Date”) in a manner that is satisfactory to both Employee and the Company.

Executive and the Company, for the good and valuable consideration stated below, the sufficiency of which is acknowledged, agree as follows:

1.In exchange for the Company’s promises in this Agreement, Executive, including Executive’s heirs, administrators, executors, spouse, if any, successors, estate, representatives and assigns and all others claiming by or through Executive, voluntarily and knowingly releases the Company, parent companies, their subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns, whether alleged to have acted in their official capacities or personally (collectively, the “Released Parties”) completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, which Executive may now have, whether known or unknown, intentional or otherwise, from the beginning of time to the Effective Date of this Agreement, with the sole and limited exception of the rights and claims reserved in Paragraph 2.1.  The Effective Date of this Agreement is the date it is signed by Executive.

2.Executive understands and agrees that this Agreement covers all claims described in Paragraph 1, including, but not limited to, any alleged violation of:

•	the Civil Rights Act of 1991;
•	Title VII of the Civil Rights Act of 1964, as amended;
•	Americans with Disabilities Act;
•	Employee Retirement Income Security Act;
•	the Worker Adjustment and Retraining Notification Act;
•	the Family Medical Leave Act;

•	the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act;
•	the Fair Labor Standards Act, to the extent permitted by law;
•	the Occupational Safety and Health Act of 1970;
•	The Ohio Fair Employment Practices Law, including but not limited to O.R.C. Title 41 § 4112.01 et seq;
•	the Ohio Fair Employment Practices Law, ORC, Title 41 § 4112-01 et seq., as amended;
•	the Ohio Commission Policies Statement on Aids;
•	the Ohio Equal Pay Law, O.R.C. Title 41 § 4111.13, 4111.17, and 4111.99, et seq., as amended;
•	retaliation for exercise of rights under the Ohio Workers’ Compensation Law;
•	Workers’ Compensation Anti-Retaliation Act, Ohio Rev. Code § 4123.90;
•	Whistleblower Protection Act for Public Employees, Ohio Rev. Code § 124.341;
•	Ohio Whistleblower Statute, Ohio Rev. Code § 4113.52;
•	Ohio State Wage Payment and Work Hour Laws - Ohio Rev. Code Ann. § 4111.01, et seq.;
•	Ohio Political Action of Employees Laws;
•	Ohio Witness and Juror Leave Laws - Ohio Rev. Code Ann. § 2313.18, et seq.;
•	Ohio Voting Leave Laws - Ohio Rev. Code Ann. § 3599.06, et seq.;
•	Ohio Military Family Medical Leave Act - Ohio Rev. Code Ann. § 5906.01, et seq.;
•	and any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law;
•	any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress;
•	and any claim for costs or attorney’s fees.

2.1This Agreement does not include, and Executive does not waive, any rights or claims:  (1) which may arise after Executive signs this Agreement; (2) for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws (Executive does waive and fully release the Released Parties from any claims under Ohio Rev.

Code § 4123.90); (3) for benefits in which Executive has a vested right under any pension plans; (4) which cannot be released by law; (5) to enforce this Agreement; or (6) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission.  Executive agrees, however, to waive and release any right to receive any monetary award from such proceedings.  Nothing in this Agreement (including the confidentiality and non-disparagement provisions) shall be construed to limit Executive’s right to participate in administrative proceedings, as described in this Paragraph 2.1, to provide information to an agency responsible for enforcing unemployment compensation laws, or to file an action to enforce this Agreement.

This Agreement does not include, and Employee does not waive, any rights or claims:  (1) which may arise after Employee signs this Agreement; (2) for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws; (3) which cannot be released by law; (4) to enforce this Agreement; or (5) to participate in any proceedings before and administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission.  Employee agrees, however, to waive and release any right to receive any monetary award from proceedings before the Equal Employment Opportunity Commission and parallel state agencies.

Nothing in this Agreement (including the confidentiality and non-disparagement provisions) shall be construed to limit Employee’s right to (1) respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, Employee’s employment, or this Agreement.  Employee is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications; (2) disclose information to an administrative agency responsible for enforcing labor and/or employment laws; or (3) to provide information to an agency responsible for enforcing unemployment compensation laws.

3.Executive agrees to keep the terms of this Agreement confidential and not to disclose the terms of this Agreement to any third party at any time, other than to Executive’s attorneys, taxing authorities, accountants, or as otherwise required by law.  Executive agrees to use Executive’s best efforts to ensure that the terms of this Agreement are kept confidential by Executive’s spouse, heirs, assigns, attorneys, etc.

3.1Executive is not prohibited from disclosing the terms of this Agreement to Executive’s spouse, if any, attorney, if any, or accountant, in a proceeding to enforce its terms, or as otherwise required by law or court order.  Should Executive receive legal papers or process that Executive believes would require Executive to disclose the terms of this Agreement, Executive agrees to notify, in writing and within 7 days of Executive’s receipt of such legal papers or process, Jude J. Nohra, Executive Vice President, General Counsel & Secretary, Home Savings Bank, 275 W. Federal Street, Youngstown, Ohio 44503, 330.742.0572.

4.In exchange for Executive’s promises contained herein, the Company agrees to pay Executive in accordance with the Severance and Change in Control Agreement.

5.The parties agree that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable,

including the general release language, the provision declared illegal or unenforceable will immediately become null and void, leaving the remainder of this Agreement in full force and effect.

6.Executive declares and expressly warrants that Executive is not Medicare eligible, that Executive is not a Medicare beneficiary, and that Executive is not within 30 months of becoming Medicare eligible; that Executive is not 65 years of age or older; that Executive is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that Executive has not received Social Security benefits for 24 months or longer; and/or that Executive has not applied for Social Security benefits, and/or has not been denied Social Security disability benefits and is not appealing any denial of Social Security disability benefits.

6.1Executive affirms, covenants and warrants that Executive has made no claim for illness or injury against, nor is Executive aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Executive before or after the execution of this Agreement.

6.2Because Executive is not a Medicare recipient as of the date of this release, Executive is aware of no medical expenses that Medicare paid and for which the Released Parties are or could be liable now or in the future.  Executive agrees and affirms that, to the best of Executive’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

7.In compliance with the Older Workers Benefit Protection Act, Executive is hereby advised to consult with an attorney regarding the terms, meaning and impact of this Agreement.

7.1In addition, Executive understands and agrees that: (a) by signing this Agreement, Executive waives and releases any claims Executive might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (b) Executive has twenty-one (21) days from the date of receipt of this Agreement to consider whether or not to execute this Agreement, which Executive waives by virtue of Executive’s execution of the Agreement during the consideration period; and (c) after Executive signs this Agreement and it becomes effective, Executive has seven days from that date to change Executive’s mind and revoke the Agreement.  To revoke the Agreement, Executive must clearly communicate Executive’s decision in writing as provided in Paragraph 3.1 by the seventh day following the Effective Date of this Agreement.  Executive understands and agrees that should Executive revoke Executive’s release and waiver as to claims under the Age Discrimination in Employment Act of 1967, as amended, the Company’s obligations under this Agreement will become null and void.

8.Executive agrees that Executive will not, in any way, disparage the Company or any of the Released Parties.  The Company agrees that they will not, in any way, disparage Executive.

Further, Executive and the Company agree that they will not make, nor solicit, any comments, statements, or the like to the media, or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of Executive or the Company.

9.Executive acknowledges that, through Executive’s employment with the Company, Executive has acquired and had access to the Company’s confidential and proprietary business information and trade secrets (“Confidential Information”).  Executive acknowledges and agrees that the Company prohibit the use or disclosure of its Confidential Information and that the Company have taken all reasonable steps necessary to protect the secrecy of such Confidential Information.  Executive acknowledges and agrees that “Confidential Information” includes any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in Executive’s memory or has been compiled or created by Executive, including but not limited to: business plans; product designs, drawings and formulas; test and development data; customer or prospective customer, vendor, supplier and distributor information; financial information; marketing strategies; pending projects and proposals; personnel and payroll records; pricing data; contract terms; proprietary production processes; third party information that we have a duty to maintain as confidential; and other business-related information, which, if made available to our competitors or the public, would be advantageous to such competitors and detrimental to the Company.  Executive agrees that Executive has not and in the future will not use, or disclose to any third party, Confidential Information, unless compelled by law after reasonable advance notice to the Company, and further agrees to return all documents, disks, CDs, DVDs, drives, storage devices or any other item or source containing Confidential Information, or any other of the Company’s property, to the Company upon execution of this Agreement.  Employee understands that he shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that:  (1) is made (a) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Employee also understands that disclosure of trade secrets to attorneys, made under seal, or pursuant to court order is also protected in certain circumstances under 18 U.S. Code §1833. If Executive has any question regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, Executive agrees to contact Jude J. Nohra, Executive Vice President, General Counsel & Secretary, Home Savings Bank, 275 W. Federal Street, Youngstown, Ohio 44503, 330.742.0572.

10.This Agreement contains the complete understanding between the parties.  The parties agree that no promises or agreements will be binding or will modify this understanding unless in writing and signed by both parties. This release shall not affect the validity or enforceability of any prior written agreements by and between Company and Executive.

11.THE COMPANY AND EXECUTIVE, EACH AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, OR

RELATED TO, THIS AGREEMENT.  NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

12.This Agreement may be executed in multiple counterparts, each of which will be considered an original, and all of which will be considered a single memorandum.  If Executive signs a facsimile copy of this Agreement, Executive also will provide the Company with a conforming original copy.

13.The validity, construction, and interpretation of this Agreement and the rights and duties of the parties to this Agreement will be governed by the laws of the State of Ohio without regard to any state conflict of law rules.

The parties agree that they have read this Agreement, understand and agree to its terms, and have knowingly and voluntarily signed it on the dates written below.

“Executive”

By:

Name:

HOME SAVINGS BANK

By:

Name:

Title:

UNITED COMMUNITY FINANCIAL CORP.

By:

Name:

Title: